UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: February 20, 2014
DATE OF EARLIEST EVENT REPORTED: February 19, 2014

001-35922
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
 (Address of principal executive offices)

(855) 733 2685
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 19, 2014, White Hawk Petroleum, LLC (“White Hawk”), a wholly-owned subsidiary of PEDEVCO Corp. (the “Company”), which holds the Company’s non-operated producing oil and gas interests in the Eagle Ford shale play (an approximately 3.97% non-operated working interest in 1,331 acres net to us located within McMullen County, Texas), entered into and closed a Purchase and Sales Agreement (the “Sale Agreement”) with Millennial PDP Fund IV, LP (“Millennial”), pursuant to which White Hawk sold its remaining interest in the Eagle Ford Shale play to Millennial for $2,800,000.00 in cash (subject to adjustment as provided in the Sale Agreement).  Pursuant to the Sale Agreement (which included customary indemnification requirements and representations and warranties of the parties), the sale has an effective date of November 1, 2013, and Millennial must deliver to White Hawk the sale consideration due no later than February 27, 2014.

As a result of the transaction, the Company has sold all of its non-operated oil and gas interests in the Eagle Ford shale play, which represent neither a significant amount of assets, nor a significant business of, the Company, allowing the Company to better focus on its core Niobrara shale assets located in Weld and Morgan Counties, Colorado.

The foregoing description of the Sale Agreement is qualified in its entirety by the full text of the document which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated in this Item 2.01 by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

2.1*	Purchase and Sale Agreement, dated February 19, 2014, by and between White Hawk Petroleum, LLC and Millennial PDP Fund IV, LP

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDEVCO CORP.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer

Date: February 20, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Purchase and Sale Agreement, dated February 19, 2014, by and between White Hawk Petroleum, LLC and Millennial PDP Fund IV, LP

* Filed herewith.